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                                                                  EXHIBIT 23.5

                        [IDC LETTERHEAD APPEARS HERE]


                                                                August 3, 2000

Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304

Credit Suisse First Boston has permission to use the following statistics as stated below.

"Conducting business over the Internet, often referred to as eBusiness, is fundamentally changing the methods by which, and the speed at which, businesses and individuals communicate and conduct commerce. IDC estimates that worldwide inter-company trade of goods and services over the Internet, or business-to-business e-commerce, will grow from $44 billion in 1998 to approximately $1.5 trillion in 2003.
Source: IDC, Internet Commerce Market Model v6.3, 2000

"Companies have invested heavily in enterprise resource planning and knowledge management applications, as well as electronic data interchange technologies. Based on data from IDC, in 1999 alone, approximately $153 billion was invested worldwide on tools, applications and systems infrastructure software.
Source: IDC, report 20161

Sincerely,

/s/ Alexa McCloughan

Alexa McCloughan
Senior Vice President